                                  SCHEDULE 14A
                                 (Rule 14A-101)

                    Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                          GTE CALIFORNIA INCORPORATED
                (Name of Registrant as Specified in its Charter)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:


[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                          GTE CALIFORNIA INCORPORATED
                                 ONE GTE PLACE
                      THOUSAND OAKS, CALIFORNIA 91362-3811


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 12, 1999


Irving, Texas
April 14, 1999

To the Holders of the Cumulative Preferred Stock, $20 Par Value, 4 1/2% Series, and the Common Stock:

We are notifying you, according to the Bylaws (the Bylaws) of GTE California Incorporated (the Company), that the Annual Meeting of Shareholders of the Company will be held at the office of GTE World Headquarters, 1255 Corporate Drive, Irving, Texas 75038, at 10:00 a.m. on Wednesday, the 12th day of May, 1999, for the purpose of (1) electing a Board of Directors (the Board) to serve for the ensuing year and until their successors have been elected and qualified, (2) voting upon the appointment of Arthur Andersen LLP as the independent public accountants for the Company and (3) transacting such other business as may properly come before the meeting and any postponement or adjournment thereof. The nominees for election as directors are named in the attached Proxy Statement, which is a part of this Notice. The Board does not presently know of any other business to be considered.

Only shareholders of record at the close of business on Wednesday, April 7, 1999, will be entitled to vote at the meeting.

Please mark, sign and return the enclosed proxy as promptly as possible. If you are present at the meeting, you may withdraw your proxy and vote your shares personally.

                                       By order of the Board of Directors,

                                       MARIANNE DROST
                                       Secretary

                          GTE CALIFORNIA INCORPORATED
                                 ONE GTE PLACE
                      THOUSAND OAKS, CALIFORNIA 91362-3811



                                PROXY STATEMENT


         This Proxy Statement is being mailed on approximately April 14, 1999 to shareholders of GTE California Incorporated (the Company) in connection with the Annual Meeting of Shareholders of the Company (the Annual Meeting) to be held on Wednesday, May 12, 1999 at the office of GTE World Headquarters, 1255 Corporate Drive, Irving, Texas 75038, at 10:00 a.m., and at any and all postponements or adjournments thereof. The Company's Board of Directors (the Board) is soliciting proxies to be voted at the Annual Meeting.

RECORD DATE

         Only shareholders of record at the close of business on April 7, 1999 are entitled to vote in person or by proxy at the Annual Meeting.

PROXY PROCEDURE

         The Board is soliciting your proxy so that you will have the opportunity to vote on the proposals to be considered at the Annual Meeting. When a proxy card is returned properly signed and dated, the shares represented will be voted in accordance with your instructions on the proxy card. If you attend the Annual Meeting, you may vote by ballot.

         If you do not return a signed proxy card or do not attend the Annual Meeting and vote in person, your shares will not be voted. Abstentions and broker non-votes are not counted in determining the number of shares voted for or against any nominee for director or any proposal. Abstentions are counted toward determining whether a quorum has been obtained; however, shares represented by broker non-votes are not considered present at the Annual Meeting and, accordingly, are not counted towards a quorum.

         If you return a signed proxy card but do not mark the boxes, the shares represented by your proxy card will be voted as recommended by the Board. Otherwise, the signed proxy card will be voted as indicated on the card. The proxy card also gives the individuals named as Proxies discretionary authority to vote the shares represented on any other matter that is properly presented for action at the Annual Meeting. You may revoke your proxy at any time before it is voted by: (i) giving notice in writing to the Secretary of the Company, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the Annual Meeting.

COST OF SOLICITATION

         The Company is responsible for the cost of soliciting proxies. Proxies may be solicited by directors, officers or regular employees of the Company in person, by telephone, or by other means. The Company will also request brokers or nominees who hold shares of Cumulative Preferred Stock, $20 Par Value, 4 1/2% Series, in their names to forward proxy material at the Company's expense to the beneficial owners of such stock.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         Shareholders of record at the close of business on April 7, 1999, of the 280,312 outstanding shares of Cumulative Preferred Stock, $20 Par Value, 4 1/2% Series and the 70,000,000 outstanding shares of Common Stock are entitled to notice of and to vote at the Annual Meeting. You have cumulative voting rights, as described below, in electing directors. You shall not be entitled to cumulate votes for any candidate or candidates (i.e., cast for any one or more candidates a number of votes greater than the number of your shares) unless such candidate's or candidates' names have been placed in nomination prior to the voting and you have given notice at the Annual Meeting, prior to the voting, of your intention to cumulate your votes. If you or any one shareholder has given such notice, all shareholders may cumulate their votes for candidates who have been nominated. If voting for directors is conducted by cumulative voting, each share will be entitled to a number of votes equal to the number of directors to be elected, which votes may be cast for a single candidate or may be distributed among two or more candidates in such proportions as the shareholder may determine. If voting is not conducted by cumulative voting, each share will be entitled to one vote, and the holders of a majority of the shares voting at the Annual Meeting will be able to elect all of the directors if they choose to do so. In such event, the other shareholders will be unable to elect any director or directors. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. On all other matters, each share is entitled to one vote.

         All of the 70,000,000 outstanding shares of Common Stock are owned of record and beneficially by GTE Corporation (GTE), representing 99.6% of the outstanding voting securities of the Company.

VOTE REQUIRED

         The persons named in the enclosed proxy have advised that they intend to vote for the election of the nominees listed below as directors of the Company. If, in the event of an unexpected occurrence, any nominee should not be available for election, the proxies will be voted for the election of such substitute nominee, if any, as the Board may propose. Each nominee is at present available for election. The individuals listed below currently serve as directors of the Company.

         If voting for directors is conducted by cumulative voting, the persons named on the enclosed form of proxy will have discretionary authority to cumulate votes among the nominees with respect to which authority was not withheld or, if the form of proxy either was not marked or was marked for all nominees, among all nominees. In any case, the proxies may be voted for less than the entire number of nominees if any situation arises which, in the opinion of the proxy holders, makes such an action necessary or desirable.

BOARD OF DIRECTORS

         The directors of the Company are elected annually. During 1998, all actions of the Board were by unanimous consent resolutions.

         The Board currently consists of three directors with no seats vacant. The Company has concluded that it can operate efficiently with only three directors on the Board in light of the decision to have only GTE employees serve as directors of the Company.

         The three nominees for election to hold office until the next annual election of directors and until their successors shall be elected and qualified are listed in the following table. The proxies submitted in response to this Proxy Statement cannot be voted for a greater number of directors than the number of nominees named below. All of the nominees were elected as directors of the Company at the last Annual Meeting. Also shown in the table are the nominees' ages and principal occupations or employment during the last five years. All of the nominees are executives of GTE Network Services, consisting of all of GTE's incumbent local exchange carriers in the United States, including the Company.

The Board recommends a vote FOR all nominees.

          Name               Age      Director Since                        Business Experience
-------------------------- -------- -------------------- -----------------------------------------------------------
John C. Appel                50            1996          President, GTE Network Services, 1997; Executive Vice
                                                         President - Network Operations, GTE Telephone Operations,
                                                         1996; Executive Vice President - Network Operations, all
                                                         GTE domestic telephone subsidiaries of which he is not
                                                         President, 1996; Director, all GTE domestic telephone
                                                         subsidiaries, 1996; President, GTE South Incorporated and
                                                         GTE North Incorporated, 1995; Senior Vice President -
                                                         Regulatory Operations, GTE Telephone Operations, 1994;
                                                         President, GTE Southwest Incorporated, 1994; State
                                                         President - Texas/New Mexico, 1993.

Mateland L. Keith, Jr.       56            1997          Senior Vice President - Regional Operations, GTE Network
                                                         Services, 1997; President, GTE California Incorporated,
                                                         1995; Assistant Vice President - Engineering, GTE
                                                         Telephone Operations, 1995; Area Vice President - Sales,
                                                         GTE North Incorporated, 1993.

Lawrence R. Whitman          47            1997          Vice President - Finance and Planning, Business
                                                         Development and Integration, 1997; Controller, GTE
                                                         Corporation, 1995; Vice President - Finance, TP&S, 1993.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Company does not have any standing audit, nominating or compensation committees of the Board. In light of the decision to have only GTE employees serve on the Board, the Board concluded that such committees are not necessary.

DIRECTORS' COMPENSATION

         The current directors, all of whom are employees of GTE, are not paid any fees or remuneration, as such, for service on the Board.

EXECUTIVE COMPENSATION

         Report on Executive Compensation

         GTE's Executive Compensation and Organizational Structure Committee of the Board of Directors of GTE Corporation (the Committee) review and approve annual salary range adjustments for GTE's executive employee group and administer GTE's executive short-term and long-term incentive plans, including the approval of grant and payout targets and awards under those plans. The Committee also evaluates the performance of senior management, including the chief executive officer, and approves changes to the base salaries of senior management of GTE and its related companies. This Committee annually reports to the Board of Directors on its activities.

         The Board has reviewed and approved the annual compensation paid to David R. Bowman, who has served as the Company's President since July 1997, and each of the other executive officers of the Company during 1998 listed in the Summary Compensation Table on page 8 (collectively, the Named Executive Officers). Several of the executive officers are also executive officers of affiliates of the Company. The Company's pro rata share of salaries, bonuses and other cash compensation for such executive officers is discussed in footnote 2 to the table on page 8.

         The compensation of Mr. Bowman and the other five Named Executive Officers is recommended to and approved by the Committee.

In the opinion of the Board, the compensation paid to the Named Executive Officers of the Company is reasonable.

         Compensation Philosophy

         GTE's compensation philosophy, in which the Board concurs, is that GTE's executive compensation philosophy relates the level of compensation to GTE's success in meeting its annual and long-term performance goals and achieving long-term returns for shareholders, rewards individual achievement, and seeks to attract and retain executives of the highest caliber. GTE's philosophy is to pay average compensation (including base, bonus and long-term incentives) for average results and above average compensation for outstanding results. GTE benchmarks its compensation (including salary and incentive pay) by comparing its practices with those of a select group of companies. GTE's comparison group for benchmarking competitiveness includes other major companies, both in telecommunications and general industry.

         The Committee is responsible for GTE's executive compensation philosophy and policies, which form the basis for the Committee's decisions. GTE has compared its ratio of base salary to total executive compensation to the practices of the comparison companies. Under GTE's compensation philosophy, base salary is intended to represent less than 40% of compensation for top executives. The remaining compensation is paid under incentive plans. Payments under these incentive plans are based upon the achievement of annual and long-term performance goals and are at risk.

         The Board also believes that because the Company is a majority-owned subsidiary of GTE, and because most of the Named Executive Officers are also executive officers of other GTE affiliates, their compensation should closely resemble the compensation paid to other similarly situated employees of other GTE subsidiaries. The Board further believes that the Company benefits from the policy of compensating its employees on a similar basis to other employees with similar responsibilities within GTE because it facilitates the ability of GTE to transfer employees between companies, thereby providing the Company with a large group of skilled and knowledgeable individuals from which to draw to fill key vacancies. This policy also serves to attract talented people to the Company because they will have an opportunity for additional experience and promotion throughout all of GTE.

         Executive Compensation

         In keeping with GTE's stated compensation philosophy, the Committee compares the total compensation of GTE's executives to that of its comparison group. The Committee determines whether it is advisable to approve adjustments in salary ranges and incentives. In doing so, the Committee evaluates each executive's performance, the performance of the operations directed by that executive, and the ranking of the executive's compensation in relation to the established salary range for that position. In evaluating whether an executive's total compensation package (base salary plus incentive compensation) should be adjusted, the Committee also takes into account changes in the executive's responsibilities and GTE's compensation philosophy.

         During 1998, the Committee reviewed the current position of GTE's targeted base salary and the annual and long-term incentives and compared the level and mix of pay opportunities to similar categories for the comparison group. Based on this review, the Committee adjusted GTE's base salary and annual incentives for 1998. On average, total annual compensation opportunities increased 4.4% in order to maintain GTE's competitive position. GTE's long-term performance-based award schedules, including stock options and performance bonus units, were adjusted downward by 8% and 13%, respectively, as a result of the increase in GTE's stock value. This represents the first change to GTE's stock option and performance bonus grant schedules in two years.

         The base compensation of the Named Executive Officers, whether or not specifically allocated to the Company, increased during 1998 based on their performance and the date of their last increase. The percentage increase for Mr. Bowman was based on the performance of GTE Network Services and the Company and his individual performance, including his performance with respect to changes in executive responsibilities. The percentage increases for Messrs. Appel and Dinsmore were based on the total performance of GTE Network Services and each individual's performance, including his performance with respect to changes in executive responsibilities. The base salaries paid by GTE Network Services to the Named Executive Officers are included under the "Salary" column of the Summary Compensation Table on page 8.

         Incentive Compensation

         Certain employees are eligible to receive awards under two incentive plans in addition to their base salary.

         Under the Executive Incentive Plan, a participating employee is eligible to receive an award based on GTE's performance during the prior fiscal year, the performance of the individual's business unit and his or her achievement of previously established individual objectives. At the conclusion of each plan year, the Committee compares GTE's performance and that of its business units to established objectives. The Committee then arrives at an overall rating of GTE and the business units to determine the percentage payout of incentive awards for each unit and the individual awards for certain senior executives.

         The awards for the Named Executive Officers are based on the total performance of GTE and GTE Network Services during the last fiscal year and each individual's performance. The award for Mr. Bowman is also based on the Company's performance during the last fiscal year.

         The award to Mr. Bowman under the GTE Executive Incentive Plan for 1998 was based on the performance of GTE as a whole, as well as individual performance with respect to critical pre-established qualitative and quantitative objectives related to the Company, established and approved by the Chief Executive Officer of GTE Network Services and the Committee. The quantitative objectives included targets for net income, free cash flow, total revenue, customer value of service and employee development, including recruiting, training and affirmative action. Other objectives included new product revenues, product price and positioning, network reliability, employee safety and community leadership. Particular emphasis was given to the financial performance of the Company and the quality of service provided to customers of the Company in determining Mr. Bowman's award for 1998.

         The Executive Incentive Plan awards for the Named Executive Officers paid by GTE Network Services are included in the "Bonus" column of the Summary Compensation Table on page 8.

         Selected GTE employees also have an opportunity to earn incentive payments under the Long-Term Incentive Plan. The primary purpose of the Long-Term Incentive Plan is to help assure superior long-term financial and operating performance by offering participants an incentive for achieving those results. The Long-Term Incentive Plan provides for two types of grants - performance bonuses and stock options. In approving the grants awarded under the Long-Term Incentive Plan, the Committee compares GTE's grant levels to competitive practices in the comparison group. GTE's objective is to link an increasing amount of compensation to long-term performance. GTE's philosophy is to be at the 60th percentile of the market of the comparison group of companies in this area.

         Senior executives of GTE, including the six executives named in the Summary Compensation Table on page 8, are eligible to receive annual grants of performance bonuses under the Long-Term Incentive Plan. These grants are earned during a performance cycle that is typically three years in duration. Awards for the three-year performance cycle ending in 1998 were based on GTE's actual financial performance during the 1996-1998 cycle. GTE's actual financial performance is compared to pre-established target levels for the following key measures: revenues growth, earnings per share growth, earnings before interest, taxes, depreciation and amortization growth, relative total shareholder return, and return on investment.

         In establishing the targeted performance levels for the five key measures, the Committee considered GTE's past performance, the performance of its principal competitors, its strategic goals, and its plans for implementing those goals. The targets established by the Committee with respect to these key measures are designed to facilitate implementing GTE's strategic plans and to improve GTE's performance relative to its peers.

         At the time, the targeted performance bonus levels for each cycle under the Long-Term Incentive Plan were established and a common stock equivalent unit account was set up for each participant. Each equivalent unit account represents an initial dollar amount for each account, which is referred to as a target award, based on the competitive performance bonus grant practices of the market comparison group. The value of the account was increased or decreased based on the market price of GTE Common Stock. Each time a dividend was paid on GTE Common Stock, an amount equal to the dividend paid on an equivalent number of shares of GTE Common Stock was added to the account. This amount was then converted into a number of equivalent units, obtained by dividing the amount of the dividend by the average of the high and low prices of GTE Common Stock on the New York Stock Exchange (NYSE) Composite Transactions Tape on the dividend payment date. The resulting number of equivalent units was then credited to the account.

         Under the performance criteria approved for the 1996-1998 cycle, the 1997-1999 cycle and the 1998-2000 cycle, the Committee established the minimum level of performance, or threshold, for each of the key measures. If this threshold is not met for a particular key measure, no award is paid for that key measure. If performance for a key measure is at the threshold, participants receive a payment of 20% of the target award for that key measure. However, if GTE's performance for the total shareholder return key measure is at the threshold, a payment of 50% of the award is made. The Committee determined that this key measure was critical to GTE's success and set an exceptionally demanding goal for total shareholder return. Accordingly, they determined that if the threshold were met, a 60% payment would be made with respect to total shareholder return. If GTE's performance meets the target for the key measure, participants will receive the full value associated with achieving that key measure. If GTE's performance exceeds the target, the award for that key measure will exceed 100% of the target award, based upon the formula explained in footnote 2 below the table on page 11 entitled, Long-Term Incentive Plan - Awards in Last Fiscal Year. The formula is applied separately for each key measure. The Committee anticipates that performance bonus awards will be based in equal proportion on the attainment of the target established for each of the five key measures. The cumulative attainment level is called the "Guideline Performance Percentage." The value of the equivalent unit account is then adjusted by the Guideline Performance Percentage.

         Grants for the 1998-2000 cycle are shown in the Long-Term Incentive Plan - Awards in Last Fiscal Year table on page 11.

         The Committee normally approves grants of stock options under the Long-Term Incentive Plan. These options are granted to the six executives named in the Summary Compensation Table on page 8 and to a substantially larger group of executives than those who are eligible to receive performance bonuses under the Long-Term Incentive Plan.

         The Committee did not take into account the number of options currently held by any individual participant in determining individual grants for 1998. Mr. Bowman and the other five most highly compensated officers received the grants shown in the Summary Compensation Table on page 8. Mr. Bowman's grant level was tied to competitive long-term compensation practices for companies in GTE's comparison group.

         In addition, GTE has established stock ownership guidelines for all executives who are eligible to receive Long-Term Incentive Plan performance bonuses. Under the guidelines, the chief executive officer is encouraged to have an ownership interest in GTE Common Stock with a value at least six times his annual base salary. Other executives identified by the Committee are encouraged to maintain stock holdings with a value ranging from one to four times their annual base salaries. Compliance with the stock ownership guidelines is monitored annually. Overall, ownership by the executive population significantly exceeded these guidelines.

         GTE executives also participate in the Equity Participation Program. Under this program, a portion of certain executives' cash bonuses under the Executive Incentive Plan and Long-Term Incentive Plan must be deferred and held in restricted stock units for a minimum of three years, and then will be payable in GTE Common Stock. Participants may also irrevocably elect to defer an additional percentage of their Executive Incentive Plan and Long-Term Incentive Plan cash bonuses into restricted stock units, provided that their mandatory and voluntary deferrals do not exceed 25% of the combined Executive Incentive Plan and Long-Term Incentive Plan awards. GTE will provide a matching contribution in restricted stock units in the amount of one unit for every four units deferred by the participant. These matching restricted stock units were designed as an inducement to encourage full participation in the program and to compensate the executives for their agreement not to realize the economic value associated with the restricted stock units for a minimum of three years.

         Internal Revenue Service Rules Relating to Deductibility of
         Compensation

         In late December 1995, the Internal Revenue Service issued final regulations that apply to Section 162(m) of the Internal Revenue Code of 1986, as amended, limiting the tax deduction a publicly held corporation may take for compensation paid to the executives listed on the Summary Compensation Table on page 8. The Internal Revenue Service regulations limit the annual amount that GTE may deduct for each of these executives to $1,000,000 unless the compensation is performance-based.

         Both the Executive Incentive Plan and Long-Term Incentive Plan include provisions to provide for the deductibility of future amounts received under these plans. The provisions include, but are not limited to, limiting positive discretion, establishing the maximum aggregate awards payable, limiting the number of stock options that may be granted to any one individual, and limiting the maximum individual awards that may be paid to these executives.

         Based on these requirements, the Executive Incentive Plan provides that if GTE's return on equity exceeds 8%, then an amount equal to 5% of GTE's consolidated net income is available for awards to participants. In calculating consolidated net income under the terms of the Executive Incentive Plan, the Committee excludes losses from unusual or extraordinary items such as the impact of accounting changes or unusual charges related to business combinations or discontinued operations. In addition, the Committee established individual award limits with respect to the Executive Incentive Plan awards. Each individual award limit is a percentage of the total available amount. The applicable percentage depends on the individual's base salary at the end of the calendar year and, in all cases, may not exceed 3.5%. GTE's 1998 return on equity exceeded 8%, and awards under the Executive Incentive Plan were paid for 1998.

         Based on these requirements, the Long-Term Incentive Plan provides that if for each 3-year performance cycle, GTE's cumulative consolidated net income exceeds $5 billion, awards can be made. In calculating cumulative consolidated net income under the terms of the Long-Term Incentive Plan, the Committee excludes losses from unusual or extraordinary items such as the impact of accounting changes or unusual charges relating to business combinations or discontinued operations. If cumulative consolidated net income exceeds $5 billion, then an amount equal to 3% of cumulative consolidated net income is available for awards to participants. Amounts of cumulative consolidated net income in excess of $15 billion are not counted in determining the size of the total available amount. In addition, the Committee established individual award limits with respect to the award of the performance bonus. The individual award limit is a percentage of the total available amount. The applicable percentage depends on the individual's base salary at the end of the cycle and, in all cases, may not exceed 3.5%.

         Other Compensation Plans

         The Company also has various broad-based employee benefit plans. Executives participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executives under the plans. The GTE Savings Plan and the GTE Hourly Savings Plan, pursuant to the provisions of Section 401(k) of the Internal Revenue Code, permit employees to invest in a variety of funds on a pretax or after-tax basis. Matching contributions under those plans are made in GTE Common Stock. The Company also maintains pension, insurance and other benefit plans for its employees.

                  John C. Appel
                  Mateland L. Keith, Jr.
                  Lawrence R. Whitman

April 14, 1999

EXECUTIVE COMPENSATION TABLES

         The following tables provide information about executive compensation.

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information about the compensation of the individual who served as Principal Executive Officer of the Company in 1998, each of the other four most highly compensated executive officers of the Company (other than the Chief Executive Officer) who served as such and were compensated by the Company or GTE Network Services at the end of 1998 and the additional individual who served as executive officer of the Company or GTE Network Services in 1998 but did not serve as such or was not being compensated by the Company or GTE Network Services at the end of 1998. The information in this table under the caption "Annual Compensation" sets forth all compensation paid to the Named Executive Officers by the Company and GTE Network Services. The caption "Long-Term Compensation" sets forth all long-term compensation paid to the Named Executive Officers under employee benefit plans administered by GTE Corporation or GTE Service Corporation. Footnote 2 to this table sets forth the actual 1998 annual compensation for each of the Named Executive Officers that was allocated to the Company.

                                                                                 Long-Term Compensation
                                                                     ----------------------------------------------
                                       Annual Compensation (2)               Awards                  Payouts
                                    ------------------------------   -----------------------  ---------------------
                                                                     Restricted  Securities
                                                      Other Annual     Stock     Underlying    LTIP      All Other
    Name and Principal              Salary    Bonus   Compensation     Awards     Options/    Payouts  Compensation
   Position in Group (1)     Year    ($)     ($)(3)       ($)          ($)(4)    SARs(#)(3)     ($)       ($)(5)
   ---------------------     ----   -------  -------  ------------   ----------  -----------  -------  ------------

David R. Bowman              1998   169,538  104,400       --             9,006      12,200     39,700         7,629
 President                   1997   146,739   83,400       --             6,606      15,200     22,300         5,366
                             1996   130,169   52,400       --                --       3,500         --         5,678

John C. Appel                1998   386,538  420,800       --            48,913      61,200    361,800        17,934
 Executive Vice President -  1997   348,365  399,386       --            59,881      76,000    548,700        11,320
 Network Operations          1996   295,977  380,700       --            51,229     124,400    439,200        10,572

Larry J. Sparrow             1998   334,808  249,600       --            29,113      57,200    216,200        15,066
 Vice President -            1997   315,565  256,400       --            39,481      40,700    375,300        11,320
 Wholesale Markets           1996   294,812  260,800       --            41,561      81,400    404,100        10,613

Lawrence R. Whitman (6)      1998   268,672  240,952       --            22,685      57,200    193,000         4,431
 Vice President -            1997   262,615  223,700       --            32,525      40,700    296,700         5,971
 Finance and Planning        1996   232,615  210,900       --                --      32,700    247,300         5,971

Richard L. Schaulin          1998   279,958  145,616       --            18,200      19,000    136,800        13,358
 Vice President -            1997   283,842  163,400       --            25,025      25,500    237,000        11,320
 Human Resources             1996   268,735  178,200       --            27,088      25,500    255,200         6,750

Gerald K. Dinsmore (7)       1998   266,755  264,779       --                --      46,500    271,400        15,542
 Senior Vice President -     1997   302,532  314,807       --            45,906      62,200    411,800        11,320
 Finance and Planning        1996   288,619  263,700       --            41,751      81,400    404,100        10,613

(1) All persons named in the table are officers of the Company except as otherwise noted.

(2) Annual Compensation represents the total annual cash compensation of salaries, bonuses and other compensation. The Company's allocated share for Messrs. Bowman, Appel, Sparrow, Whitman, Schaulin and Dinsmore, for whom total annual amounts are shown above, is $273,938, $201,988, $146,248, $127,570, $106,756 and $132,985, respectively.

(3) The data in these columns represents the amounts received in 1998 by each of the Named Executive Officers under the GTE Corporation Executive Incentive Plan and Long-Term Incentive Plan (which is referred to in all tables as LTIP). In connection with GTE's Equity Participation Program, a portion of this amount has been deferred into restricted stock units payable at maturity (generally, a minimum of three years) in GTE Common

     Stock. The number of restricted stock units received was calculated by dividing the amount of the annual bonus deferred by the average closing price of GTE Common Stock on the NYSE Composite Transactions Tape for the 20 consecutive trading days following the release to the public of GTE's financial results for the fiscal year in which the bonus was earned. Additional restricted stock units are received on each dividend payment date based upon the amount of the dividend paid and the closing price of GTE Common Stock on the NYSE Composite Transactions Tape on the dividend declaration date.

(4) The data in this column represents the dollar value of the matching restricted stock units based upon the average closing price described in footnote 3 above. Matching restricted stock units are received on the basis of one additional restricted stock unit for every four restricted stock units deferred through annual bonus deferrals described in footnote 3 above. GTE grants executives matching restricted stock units on the basis of one stock unit for every four stock units deferred. The matching restricted stock units were designed to increase focus on shareholder value and to compensate the executive for agreeing not to realize the economic value associated with deferred bonus amounts. Additional restricted stock units are received on each dividend payment date based upon the amount of the dividend paid and the closing price of GTE Common Stock on the NYSE Composite Transactions Tape on the dividend declaration date. Messrs. Bowman, Appel, Sparrow, Whitman, Schaulin and Dinsmore hold a total of 1,440, 15,790, 10,992, 4,503, 7,029 and 8,956 restricted stock units, respectively, which had a dollar value of $84,672, $977,950, $685,721, $270,262, $438,865 and $582,117, respectively, based solely upon the closing price of GTE Common Stock on December 31, 1998.

(5) The column "All Other Compensation" includes, for 1998, Company contributions to the GTE Savings Plan of $7,200 for each of Messrs. Bowman, Appel, Sparrow, Schaulin and Dinsmore, and $4,431 for Mr. Whitman. This column also includes Company contributions to the GTE Executive Salary Deferral Plan of $429 for Mr. Bowman, $10,194 for Mr. Appel, $7,866 for Mr. Sparrow, $6,158 for Mr. Schaulin and $8,342 for Mr. Dinsmore.

(6) Mr. Whitman was appointed Vice President - Finance and Planning of GTE Service Corporation in May 1998. He had served as the Controller of GTE Corporation since 1995, and before that as Vice President - Finance for GTE Telephone Products and Services since 1993.

(7) Mr. Dinsmore was appointed President, Business Development and Integration (a separate business unit of GTE) in June 1997. Mr. Dinsmore served as Senior Vice President - Finance and Planning of the Company until April 30, 1998. Although Mr. Dinsmore retained his title with the Company through April 30, 1998, he was compensated solely through his new position from June 1997 until his retirement from the Company in January 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

         The following table shows all grants of options to the Named Executive Officers of the Company in 1998, whether or not specifically allocated to the Company. The options were granted under GTE's Long-Term Incentive Plan. In addition, these stock option grants included a replacement stock option feature. The replacement stock option feature provides that, if an executive exercises a stock option granted in 1998 by delivering previously owned shares that are sufficient to pay the exercise price plus applicable tax withholdings, the executive will receive a one-time additional stock option grant. The number of shares represented by that option will be equal to the number of previously owned shares surrendered in this transaction. This replacement stock option will be granted with an exercise price equal to fair market value on the date of grant. No stock appreciation rights were granted to the Named Executive Officers of the Company in 1998. Each option granted may be exercised with respect to one-third of the aggregate number of shares subject to the grant each year, commencing one year after the date of grant. Pursuant to Securities and Exchange Commission rules, the table also shows the value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. The table also indicates that if the stock price does not appreciate, the potential realizable value of the options granted will be zero.

                                                  Individual Grants
                                 -------------------------------------------------------    Potential Realizable Value at
                                 Number of         Percent of                                  Assumed Annual Rate of
                                 Securities      Total Options    Exercise                    Stock Price Appreciation
                                 Underlying        Granted to      or Base                         for Option Term
                                  Options         Employees in      Price     Expiration   ---------------------------------
          Name                    Granted         Fiscal Year      ($/SH)        Date         0%          5%           10%
          ----                    -------         -----------      -------    ----------   -------    ---------    ---------

David R. Bowman                    12,200              .08%        54.3750     2/20/08         --       417,193    1,057,249

John C. Appel                      62,200              .42%        54.3750     2/20/08         --     2,092,804    5,303,576

Larry J. Sparrow                   28,600              .19%        54.3750     2/20/08         --       978,010    2,478,469
                                   28,600              .19%        58.1565     2/20/08         --     1,046,025    2,650,833

Lawrence R. Whitman                28,600              .19%        54.3750     2/20/08         --       978,010    2,478,469
                                   28,600              .19%        58.1565     2/20/08         --     1,046,025    2,650,833

Richard L. Schaulin                19,000              .13%        54.3750     2/20/08         --       649,727    1,646,535

Gerald K. Dinsmore                 46,500              .32%        54.3750     2/20/08         --     1,590,121    4,029,678

         If the price of GTE Common Stock appreciates, the value of GTE Common Stock held by the shareholders will also increase. For example, the aggregate market value of GTE Common Stock on February 18, 1998 was approximately $52.33 billion based upon the market price on that date. If the share price of GTE Common Stock increases by 5% per year, the aggregate market value on February 18, 2008 of the same number of shares would be approximately $85.24 billion. If the price of GTE Common Stock increases by 10% per year, the aggregate market value on February 18, 2008 would be approximately $135.72 billion.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

         The following table provides information as to options and stock appreciation rights exercised by each of the Named Executive Officers of the Company during 1998. The table sets forth the value of options and stock appreciation rights held by such officers at year end measured in terms of the closing price of GTE Common Stock on December 31, 1998.


                                                            Number of Securities           Value of Unexercised
                                                           Underlying Unexercised       In-the-Money Options/SARs
                           Shares                          Options/SARs at FY-End         at Fiscal Year-End ($)
                          Acquired          Value       ----------------------------   ----------------------------
         Name          On Exercise (#)   Realized ($)   Exercisable    Unexercisable   Exercisable    Unexercisable
         ----          ---------------   ------------   -----------    -------------   -----------    -------------

David R. Bowman                   2,933        43,896           1,666          26,901         27,281         421,306
John C. Appel                    41,900       796,504          46,066         174,068      1,125,017       3,758,302
Larry J. Sparrow                 10,300       296,769         116,100         125,034      3,654,411       2,464,368
Lawrence R. Whitman              37,359       582,451           2,666          95,234         62,651       1,671,498
Richard L. Schaulin              15,000       355,313          25,500          44,500        630,334         887,558
Gerald K. Dinsmore               22,433       437,285          73,566         128,668      2,004,416       2,776,565


             LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

         The Long-Term Incentive Plan provides for awards to participating employees, including stock options, stock appreciation rights, performance bonuses and other stock-based awards. The stock options awarded under the plan to the Named Executive Officers in 1998 are shown in the table on the previous page.

                                                                             Estimated Future Payouts
                                                Performance            Under Non-Stock Price Based Plans (1)
                                Number of     Or Other Period     ----------------------------------------------
                              Shares, Units   Until Maturation     Threshold          Target
           Name              Or Other Rights     Or Payout        (# of Units)     (# of Units)      Maximum (2)
           ----              ---------------  ----------------    ------------     ------------      -----------

David R. Bowman                        1,200           3 Years               340            1,308

John C. Appel                          9,600           3 Years             2,721           10,467

Larry J. Sparrow                       4,500           3 Years             1,276            4,906

Lawrence R. Whitman                    4,500           3 Years             1,276            4,906

Richard L. Schaulin                    2,400           3 Years               680            2,617

Gerald K. Dinsmore                     7,300           3 Years             2,069            7,959

(1) It is not possible to predict future dividends and, accordingly, estimated equivalent unit accruals in this table are calculated for illustrative purposes only and are based upon the dividend rate and price of GTE Common Stock at the close of business on December 31, 1998. The target award is the dollar amount derived by multiplying the equivalent unit balance credited to the participant at the end of the award cycle by the average closing price of GTE Common Stock, as reported on the NYSE Composite Transactions Tape, during the last 20 business days of the award cycle.

(2) This column has intentionally been left blank because it is not possible to determine the maximum number of equivalent units until the award cycle has been completed. Subject to the award limit discussed in footnote 1 above, the maximum amount of the award is limited by the extent to which GTE's actual results for the five key measures exceed the respective target levels. If GTE's actual results during the cycle for the five key measures exceed the respective target levels, additional awards may be paid, based on a linear interpolation. For example, for revenue growth, the schedule is as follows:

            Performance Increment Above
             Revenue Performance Target     Added Percentage to Combined Awards
            ---------------------------     -----------------------------------
             Each 0.1% improvement in                      +2%
             cumulative revenue growth

     Thus, for example, if the revenue growth key measure exceeds its target level by .5% while the remaining four key measures are precisely at their respective target levels, then the performance bonus will equal 110% of the combined target award.

GTE IMPLEMENTATION AND RETENTION BONUS PLAN

         On November 3, 1998, the Committee approved the Implementation and Retention Bonus Plan. This plan provides incentives to employees who are critical to completing the GTE/Bell Atlantic merger or necessary to ensure the continuity and effectiveness of GTE's businesses, and who are likely targets for competitive offers from other companies.

         GTE has entered into an agreement with Mr. Appel under which he will receive an estimated cash payment equal to 1.5 times his base salary plus the Executive Incentive Plan award. GTE has also entered into agreements with Messrs. Bowman, Sparrow, Whitman, Schaulin and five other executive officers under which each will receive estimated cash payments equal to 1.0 times base salary plus the Executive Incentive Plan award.

         Payment will be made in a lump-sum amount when the GTE/Bell Atlantic merger becomes effective. If the merger is not completed, some of GTE's executive officers will receive 25% of their anticipated payment under the plan. Mr. Appel will only receive payment under the plan if the merger is completed.

GTE EXECUTIVE SEVERANCE AGREEMENTS

         In its desire to retain key executives, GTE previously entered into executive severance agreements with seven individuals who have served as executive officers of the Company at any time since January 1, 1998. These individuals include Messrs. Appel, Sparrow, Whitman, Schaulin and three other executive officers. These agreements provide benefits to be paid in the event of a qualifying termination following a change in control of GTE. A change in control of GTE will occur upon approval of the GTE/Bell Atlantic merger by GTE shareholders.

         Any executive who is terminated for reasons other than cause or who resigns for good reason, both of which are defined under the executive severance agreements, will generally receive:

o payment of two times the sum of the executive's base salary and annual bonus;

o eligibility for early retirement benefits;

o pension credits for the period covered by the severance payment;

o medical and life insurance coverage for up to two years;

o GTE retiree medical and life insurance; and

o financial and outplacement counseling.

         The executive severance agreement with Mr. Appel also provides for an additional payment to compensate the executive for any excise tax that may be imposed by the Internal Revenue Service.

         In connection with Mr. Dinsmore's retirement, he will generally receive the same benefits as he would have received had he been terminated for reasons other than cause following a change in control of GTE under a GTE executive severance agreement.

RETIREMENT PROGRAMS

         Pension Plans

         The following table illustrates the estimated annual benefits payable under GTE's defined benefit pension plans. The table assumes normal retirement at age 65 and is calculated on a single life annuity basis, based upon final average earnings (integrated with social security as described below) and years of service:

                               PENSION PLAN TABLE

                                                                 Years of Service
        Final Average           ----------------------------------------------------------------------------------
          Earnings                     15                20               25                30               35
        -------------           ----------------------------------------------------------------------------------

        $    200,000            $     42,101      $     56,134     $     70,168      $     84,201     $     98,235
             300,000                  63,851            85,134          106,418           127,701          148,985
             400,000                  85,601           114,134          142,668           171,201          199,735
             500,000                 107,351           143,134          178,918           214,701          250,485
             600,000                 129,101           172,134          215,168           258,201          301,235
             700,000                 150,851           201,134          251,418           301,701          351,985
             800,000                 172,601           230,134          287,668           345,201          402,735
             900,000                 194,351           259,134          323,918           388,701          453,485
           1,000,000                 216,101           288,134          360,168           432,201          504,235
           1,200,000                 259,601           346,134          432,668           519,201          605,735
           1,500,000                 324,851           433,134          541,418           649,701          757,985
           2,000,000                 433,601           578,134          722,668           867,201        1,011,735
           2,500,000                 542,351           723,134          903,918         1,084,701        1,265,485

         All executive officers of the Company are employees of GTE Service Corporation, a wholly-owned subsidiary of GTE, which maintains the GTE Service Corporation plan for Employees' Pensions. The GTE Service Corporation plan is a noncontributory pension plan for the benefit of all employees of GTE Service Corporation and participating affiliates who are not covered by collective bargaining agreements. It provides a benefit based on a participant's years of service and earnings. Pension benefits provided by GTE Service Corporation and contributions to the GTE Service Corporation plan are related to basic salary and incentive payments exclusive of overtime, differentials, certain incentive compensation and other similar types of payments. Under the GTE Service Corporation plan, pensions are computed on a two-rate formula basis of 1.15% and 1.45% for each year of service, with the 1.15% service credit being applied to that portion of the average annual salary for the five highest consecutive years that does not exceed $31,100, which is the portion of salary subject to the Federal Social Security Act, and the 1.45% service credit being applied to that portion of the average annual salary for the five highest consecutive years that exceeds this level up to the statutory limit on compensation. As of February 26, 1999, the credited years of service under the GTE Service Corporation plan for Messrs. Bowman, Appel, Sparrow, Whitman and Schaulin are 35, 27, 31, 19 and 35, respectively. Mr. Dinsmore retired in January 1999 with 23 credited years of service.

         Under federal law, an employee's benefits under a qualified pension plan, such as the GTE Service Corporation plan, are limited to certain maximum amounts. GTE maintains the Excess Pension Plan, which supplements the benefits of any participant in the GTE Service Corporation plan in an amount by which any participant's benefits under the GTE Service Corporation plan are limited by law. In addition, the Supplemental Executive Retirement Plan provides additional retirement benefits determined in a similar manner as under the GTE Service Corporation plan on compensation accrued under certain management incentive plans as determined by the Executive Compensation and Organizational Structure Committee. The Supplemental Executive Retirement Plan and GTE Excess Pension Plan benefits are payable in a lump sum or an annuity.

         Executive Retired Life Insurance Plan

         GTE's Executive Retired Life Insurance Plan provides Messrs. Bowman, Appel, Sparrow, Whitman, Schaulin and Dinsmore a postretirement life insurance benefit of three times final base salary. Upon retirement, Executive Retired Life Insurance Plan benefits may be paid as life insurance or, alternatively, an equivalent amount equal to the present value of the life insurance amount (based on actuarial factors and the interest rate then in effect), may be paid as a lump sum payment, as an annuity or in installment payments.

OWNERSHIP OF STOCK BY DIRECTORS, NOMINEES FOR DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

         The table below sets forth the shares of GTE's Common Stock beneficially owned by each director, the Chief Executive Officer and the other Named Executive Officers and by all directors and executive officers as a group. Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to the shares shown in the table.

                                                                                Shares
                                                                             Beneficially
                                                                             Owned as of
        Title of Class         Name of Director or Nominee (1) (2) (3)    December 31, 1998
     -------------------       ---------------------------------------    -----------------

     Common Stock of GTE         John C. Appel                                       68,798
     Corporation                 Mateland L. Keith, Jr.                              23,210
                                 Lawrence R. Whitman                                 33,805
                                                                          -----------------
                                                                                    125,813
                                                                          =================

                                     Executive Officers (1) (2) (3)
                               ---------------------------------------

                                 David R. Bowman                                     11,301
                                 John C. Appel                                       68,798
                                 Larry J. Sparrow                                    51,815
                                 Lawrence R. Whitman                                 33,805
                                 Richard L. Schaulin                                 32,591
                                                                          -----------------
                                                                                    198,310
                                                                          =================

                                 All directors and executive
                                 officers as a group (1) (2) (3)                    315,024
                                                                          =================


(1)  Includes shares acquired through participation in the GTE Savings Plan.

(2) Included in the number of shares beneficially owned by Messrs. Bowman, Appel, Sparrow, Whitman, Schaulin and all directors and executive officers as a group, are 6,900, 61,867, 36,667, 31,333, 23,333 and 260,835 shares, respectively, which such persons have the right to acquire within 60 days pursuant to stock options.

(3) No director, nominee for director or executive officer owns as much as one-tenth of one percent of the total outstanding shares of GTE Common Stock, and all directors and executive officers as a group own less than one-fifth of one percent of the total outstanding shares of GTE Common Stock.

CERTAIN TRANSACTIONS

         GTE Supply (100% owned by GTE) provides construction and maintenance equipment, supplies and electronic repair services to the Company. These purchases and services amounted to $217.6 million, $176.9 million and $119.5 million for the years 1998-1996, respectively. Such purchases and services are recorded in the accounts of the Company at the lower of cost, including a return realized by GTE Supply, or fair market value.

         The Company is billed for data processing services and equipment rentals, and receives management, consulting, research and development and pension management services from other affiliated companies. The Company's consolidated financial statements also include allocated expenses resulting from the sharing of certain executive, administrative, financial, accounting, marketing, personnel, engineering and other support services being performed at consolidated work centers within GTE. The amounts charged for these affiliated transactions are based on proportional cost allocation methodologies. These charges amounted to $404.6 million, $175.4 million and $188.2 million for the years 1998-1996, respectively. The significant increase in 1998 charges is due to a reorganization of support functions within GTE. The cost of these support functions, which was previously recorded directly by the Company, is now allocated to the Company on a proportional cost basis.

         GTE Funding Incorporated (an affiliate of the Company) provides short-term financing and investment vehicles and cash management services for the Company. The Company is contractually obligated to repay all amounts borrowed on its behalf by GTE Funding Incorporated. Interest expense on these borrowings amounted to approximately $17.8 million and $15.3 million for the years 1998 and 1997, respectively.

         The Company has an agreement with GTE Directories Corporation (Directories) (100% owned by GTE), whereby the Company provides its subscriber lists, billing and collection and other services to Directories. In addition, when Directories sells Yellow Page directory advertising to customers within the Company's franchise area, the Company records a portion of the sale as revenue. Revenues from these activities amounted to $121.8 million, $128.5 million and $130.6 million for the years 1998-1996, respectively. Also, the Company is billed for certain printing and other costs associated with telephone directories, including the cost of customer contact information pages which are included in the Company's White Pages directories. These charges amounted to $40.7 million, $9.0 million and $5.8 million for the years 1998-1996, respectively.

INDEPENDENT PUBLIC ACCOUNTANTS

         A proposal will be presented at the meeting that the selection by the Board of Arthur Andersen LLP as the independent public accountants of the Company be approved by the shareholders of the Company. An affirmative vote of the holders of a majority of the shares represented at the meeting will be required for such approval. In the event such approval is not obtained, selection of the accountants will be reconsidered by the Board. Proxies solicited by the Board will be voted for the proposal unless marked to the contrary.

         The Board recommends a vote FOR the foregoing proposal.

         A representative of Arthur Andersen LLP will not attend the shareholders' meeting.

OTHER MATTERS

         The Board does not intend to bring any matters before the Annual Meeting other than those specifically set forth in the notice of the Annual Meeting and knows of no matters to be brought before the Annual Meeting by others. If any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy or proxies in accordance with the judgment of the Board.

PROPOSALS FOR NEXT ANNUAL MEETING

         Any proposal which a shareholder intends to present at the next Annual Meeting of Shareholders, to be held in May 2000, must be received at the office of the Company by November 26, 1999, if such proposal is to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

         A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission is available free of charge by written request to:


         GTE Service Corporation
         Financial Reporting
         1420 East Rochelle Blvd.
         Suite 300, Building 6
         MC: HQC03F35
         Irving, TX 75039


                                      By order of the Board of Directors,


                                             Marianne Drost

                                             Secretary

Dated: April 14, 1999

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                           GTE CALIFORNIA INCORPORATED

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoints T. W. Rabey, Jr., Charles J. Somes or Rosalynn Christian as proxy, with power of substitution, to vote, as designated on the reverse side, all shares of the undersigned at the annual meeting of shareholders of GTE California Incorporated to be held at 1255 Corporate Drive, Irving, Texas 75038, on Wednesday, May 12, 1999, at 10:00 a.m., and all postponements or adjournments.

     PROXIES CANNOT BE VOTED FOR A GREATER NUMBER OF DIRECTORS THAN THE NOMINEES NAMED.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS YOU DIRECT. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

1. Election of Directors.
   Nominees:  John C. Appel, Mateland L. Keith, Jr. and Lawrence R. Whitman.

                  FOR ALL           WITHHELD
                  NOMINEES          FROM ALL
                                    NOMINEES
                    [ ]                [ ]

     [ ]
        --------------------------------------
        For all nominees except as noted above

2. Proposal to approve the appointment of Arthur Andersen LLP as independent public accountant for the Company.

                    FOR              AGAINST             ABSTAIN
                    [ ]                [ ]                 [ ]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT       [ ]

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Please sign your name(s) as it appears on this proxy. If co-owner, both parties should sign.)

Signature:                            Date:
          --------------------------       --------------------

Signature:                            Date:
          --------------------------       --------------------